EXHIBIT 99.1

[LOGO OF EON COMMUNICATIONS]

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Reports Profit and Positive Operating Cash Flow For

Third Quarter Fiscal 2003

ATLANTA (May 21, 2003) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today reported financial results for the third fiscal quarter ended April 30, 2003. Revenues for the quarter increased 45% to $4,749,000, compared with $3,266,000 for the same period last year and increased 15% from revenues of $4,118,000 in the second quarter ended January 31, 2003.

Net income for the third quarter was $82,000, or $0.01 per share, compared with a net loss of $3,041,000, or ($0.25) per share, in the prior-year period and a net loss of $532,000, or ($0.04) per share, in the second quarter ended January 31, 2003. Cash flow from operations for the quarter was $416,000, with total cash and investments increasing from $6,603,000 at January 31, 2003, to $6,841,000 on April 30, 2003.

“I am very pleased with our third quarter results,” said Troy Lynch, eOn’s president and chief executive officer. “Returning to profitability was our number one corporate goal, and now we are excited about our prospects for future growth. We have long stated that focusing on financial discipline and investments in new products and services would be the foundation for improved results. With the success we have had in expanding distribution and increasing service revenues from a larger eQueue customer base, we have begun to reap the benefits of our streamlined cost structure. The third quarter was our best quarter to date for eQueue sales, surpassing the mark set in the second quarter by 13%. This positive trend reflects across-the-board improvement from all channels, including indirect distribution, direct sales, professional services, government and international business.”

During the third quarter the company was selected by Patelco Credit Union, one of the ten largest credit unions, to install three eQueue Multi-Media Contact Centers to provide members with better service regarding loans, checking and savings accounts and credit card services. In addition, the Company began fulfillment of an order for 18 eQueue systems for two military projects from Denro Systems, a division of Northrop Grumman Electronic Systems.

Follow-on business for the eQueue included orders from St. Paul Public School District, Specialized Association Services, and the Department of Defense. The Company continues to achieve success with its partnering initiatives, both domestically and internationally. eQueue Partners that recorded customer wins during the quarter include Blackbox, Phoenix Teledata, and Neo Mecca in Seoul, Korea.

Commenting on the fourth quarter outlook, Lynch concluded, “We have reached a major milestone and our goal now is to continue to profitably grow the company. We believe that our sales initiatives and current eQueue order backlog will enable us to achieve further improvement in the fourth quarter.”

Conference Call and Webcast

The company will host a conference call at 11:00 a.m. EDT tomorrow, May 22, 2003, to discuss its third quarter results. To hear the call, dial (706) 643-3807 or visit the Web at www.eoncommunications.com and follow the directions on the home page. A replay of the call will be posted to the investor information section of the eOn Web site shortly following the call. A recording will also be available no later than noon on Tuesday, May 27, 2003, by direct dial at (678) 337-2001. These recordings will be available through June 10, 2003.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Statements of Operations (Unaudited)

For the Three Months and Nine Months Ended April 30, 2003 and 2002

(Dollars in thousands, except per share data)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2003	2002	2003	2002
Net revenue	$4,749	$3,266	$12,422	$11,318
Cost of revenues	1,780	1,408	5,180	4,965

Gross profit	2,969	1,858	7,242	6,353
Operating expenses:
Selling, general, and administrative	2,197	2,241	6,835	7,046
Research and development	686	713	2,166	2,207
Special charges	—	970	(63)	970

Total operating expenses	2,883	3,924	8,938	10,223

Income (loss) from operations	86	(2,066)	(1,696)	(3,870)
Interest income	(16)	(56)	(80)	(242)
Interest expense	9	—	26	—
Other expense, net	11	130	70	171

Income (loss) from continuing operations before income taxes	82	(2,140)	(1,712)	(3,799)
Income tax expense (benefit)	—	—	—	—

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	82	(2,140)	(1,712)	(3,799)
Income (loss) from discontinued operations, net of tax	—	(901)	—	(1,537)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(10,375)

Net income (loss)	$82	$(3,041)	$(1,712)	$(15,711)

Net income (loss) per common share
Basic and Diluted:
Net income (loss) from continuing operations	$0.01	$(0.18)	$(0.14)	$(0.32)
Discontinued operations, net of tax	0.00	(0.07)	(0.00)	(0.13)
Cumulative effect of change in accounting principle, net of tax	0.00	0.00	(0.00)	(0.86)

Net income (loss) per common share	$0.01	$(0.25)	$(0.14)	$(1.31)

Weighted average shares outstanding	12,104	12,014	12,067	12,004

eOn Communications Corporation

Balance Sheets (Unaudited)

April 30 and January 31, 2003 and July 31, 2002

(Dollars in thousands)

	April 30, 2003	January 31, 2003	July 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,641	$1,403	$2,682
Marketable securities	4,200	5,200	6,610
Trade accounts receivable, net	2,461	2,666	1,986
Inventories	2,696	2,775	2,710
Other current assets	173	243	125

Total current assets	12,171	12,287	14,113

Property and equipment, net	1,289	1,421	1,631
Intangible assets, net	3	22	27

Total	$13,463	$13,730	$15,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,275	$1,604	$1,292
Accrued special charges	—	—	234
Accrued expenses and other	2,132	2,008	1,983
Note payable – current	665	665	665
Payable to affiliate	55	62	84

Total current liabilities	4,127	4,339	4,258

Note payable – noncurrent	114	280	613

Commitments and contingencies	—	—	—

Stockholders’ equity:
Common stock	12	12	12
Additional paid-in capital	51,911	51,882	51,877
Accumulated deficit	(42,701)	(42,783)	(40,989)

Total stockholders’ equity	9,222	9,111	10,900

Total	$13,463	$13,730	$15,771